Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Agreement”) is made and entered into by and between Nader Pourhassan (“Employee”) and CytoDyn Inc. (“Employer”), effective as of the date set forth in Section 15. It is intended to clearly set forth the terms and conditions of Employee’s separation from employment with Employer, and to facilitate a smooth and amicable transition from employment.

NOW, THEREFORE, in consideration of the mutual terms, conditions, promises, and covenants set forth below, it is agreed as follows:

1.Separation of Employment. Employee’s last day of employment with Employer was January 24, 2022 (the “Separation Date”). Employee will receive his final paycheck for wages earned through the Separation Date and any accrued, but unused PTO, less applicable taxes and withholdings, on the next regular payroll date that occurs after the Separation Date. Employee’s group health coverage (if any) under Employer’s plan will end automatically on January 31, 2022, and he will receive information about his options, if any, to elect continuation coverage thereafter.

2.Automatic Board Resignation. In accordance with Section 4.7 of Employee’s Employment Agreement effective June 15, 2020 (the “Pourhassan Employment Agreement”), Employee will be considered to have resigned from Employer’s Board of Directors as of the Separation Date. For avoidance of doubt, Employee will tender his written resignation from Employer’s Board of Directors, effective as of the Separation Date, to Employer within 10 days of the Separation Date.

3.Severance. In consideration of and contingent upon Employee’s acceptance of this Agreement without revocation as provided in Section 15 below, Employee’s separation will be treated by Employer as a termination without “cause” in accordance with Section 4.1 of the Pourhassan Employment Agreement and therefore Employee will receive a severance equal to eighteen (18) months of his regular Base Salary, less applicable taxes, withholdings and authorized deductions, and paid by Employer according to the payment terms outlined in the Pourhassan Employment Agreement.

4.Other Employment. Contingent upon and subject to Employee’s ongoing obligations related to confidentiality and cooperation as more fully set forth below, Employer acknowledges at that Employee is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

5.Preservation and Return of Employer’s Property, Records and Information. Employee warrants and represents that he has not removed and will not remove any Employer property from its premises, servers, databases, or equipment, except and to the extent authorized by Employer in writing. Employee further warrants that he has preserved and returned all company property, including all company data, records, other documents, and correspondence, in any form whatsoever, unaltered and undamaged, to Employer, including any such property currently stored on personal devices or in locations not accessible to Employer and any such property as to which Employee previously received notice that such property was required to be preserved in connection with ongoing litigation or

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investigations by governmental agencies, and that Employee has retained no copies thereof. This includes, without limitation, three (3) company-issued laptop computers with the following company identifiers: CD-VANC-CEO3, CD-VANC-USR40, and CD-VANC-USR43.

6.Acknowledgement of Pending Overcontribution Correction. Employee acknowledges that he was made aware that: (a) prior to the Separation Date, there have been contribution errors to the CytoDyn Inc. 401(k) Profit Sharing Plan and Trust (the “Plan”); (b) Employer is still actively working with the Plan’s third-party administrator and outside counsel to correct those errors; and (c) the correction of those errors will result in a portion of the contributions previously made to his accounts (as adjusted for earnings) being removed from his accounts as he was not entitled to receive those contributions under the terms of the Plan or applicable law. Employee further understands and acknowledges that a portion of the contributions made to his Plan accounts violated the terms of the Plan and applicable law and that such overcontributions (as adjusted for earnings) must be removed from his Plan accounts. In the event that Employee should request a distribution from the Plan before the referenced errors are corrected, Employee agrees to repay any and all amounts paid to him in error (adjusted for earnings at the Plan’s earnings rate from the date of the distribution to the date of repayment) upon 30 days’ notice from Employer. Employee agrees that the Plan may pursue any available remedy to collect an overpayment.

7.Return of Duplicate Stock Certificates. Due to an administrative error, Employee received the following duplicate stock certificates representing 30,000 shares of the Employer’s common stock:

Issuance Date	Certificate Number	Number of Shares
10/02/08	CUS 00000684	10,000
10/02/08	CUS 00000685	10,000
03/02/09	CUS 00000776	10,000

Employee acknowledges that: (a) on April 30, 2020, ComputerShare issued in error duplicates of the above stock certificates in electronic form to his Jeffries LLC account #***-******; and (b) he was previously notified that the original certificates needed to be returned to the Company to be canceled. Therefore, Employee agrees to return the physical certificates to Employer within 10 days of the Separation Date.

8.Release of Claims. With the exception of the obligations arising under this Agreement, Employee knowingly and voluntarily, unconditionally and forever, waives and releases any and all claims, damages, causes of action and rights, whether known or unknown, contingent or noncontingent, contractual or otherwise against Employer or any of its directors, officers, agents, attorneys, representatives and employees, past and present, and each of their successors and assigns (collectively “Releasees”). Employee makes this commitment even though he understands that he may not, as of this date, know all of the claims he may lawfully have against the Releasees and that he is relinquishing the right to pursue any claims which he could have pursued before courts without having the opportunity to pursue those claims to a trial and have the damages, if any, set by a judge and/or jury, including without limitation any claims under the Civil Rights Acts of 1964 and 1991, as amended (“Title VII”), the Washington State Law Against Discrimination (“WLAD”), the Americans with Disabilities Act (“ADA”), the Rehabilitation Act of 1973, the Fair Labor Standards Act

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(“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the National Labor Relations Act (“NLRA”) and its Washington equivalent, the Occupational Safety and Health Act, as amended (“OSHA”) and its Washington counterpart (“WISHA”), as amended, state and federal medical leave acts, Executive Order 11246, as amended, any and all federal civil rights statutes or ordinances, including Sections 1983 and 1981, as well as under any other federal, state, or local statute, regulation otherwise governing the employment relationship, as well as any claims arising under common law, including contract and tort claims.

This release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status under Washington law, but does not include workers’ compensation claims for injuries sustained during employment, rights to unemployment, or any other claims which by law cannot be waived in a private agreement between the parties. Employee is also not releasing any claim for indemnity he may have under any contract of insurance, corporate by-law, policy of indemnity of Employer or the Indemnification Agreement between the parties dated August 27, 2015 (the “Indemnification Agreement”). For the avoidance of doubt, Employee is not releasing any claim concerning Employer’s payment of Employee’s reasonable attorney fees as provided for in the Indemnification Agreement. This release also does not extend to any obligations incurred or specified under this Agreement, including any claims of defamation or claims to enforce this Agreement.

9.Promise Not to Sue. Employee represents that he has not filed any claim that was released in this Agreement against any of the Releasees with any court or government agency, and that in the future, Employee will not, unless allowed by applicable law, bring a lawsuit against any Releasee based on a claim that was released in this Agreement.

10.No Additional Compensation or Benefits. By signing below, Employee expressly affirms that he has been paid and/or has received all leave or required paid time off (paid or unpaid), compensation, wages (including overtime), bonuses, commissions, and/or benefits to which he may be entitled and that no other compensation, wages, bonuses, commissions, and/or benefits are due to him as a result of his employment with Employer.

11.Continuing Confidentiality. Employee acknowledges and reaffirms his post- employment commitments to confidentiality as reflected in the Inventions Assignment and Non- Disclosure Agreement signed by him in connection with his employment (the “NDA”), Employer’s confidentiality policies and directives communicated to him during employment, and applicable law.

12.Continued Cooperation. Employee agrees (a) to cooperate and make himself reasonably available to respond to questions in connection with any Employer or government agency-initiated investigations pending as of the Separation Date and (b) to cooperate with and make himself reasonably available to respond to questions by Employer’s attorneys investigating, representing and/or defending Employer against any actual or threatened claims or enforcement actions that concern matters relating in whole or in part to his activities, role or responsibilities while Employee was employed by Employer. Employee further agrees to use his best efforts to reasonably cooperate with Employer and its counsel and to be available to provide such truthful testimony and other information at such times as are reasonably requested of Employee. Employer will reimburse, consistent with its reimbursement policies, any out-of-pocket expenses and losses incurred by Employee in providing assistance to Employer, including, for the avoidance of doubt, Employee’s reasonable attorney fees,

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but will not provide Employee any other payment, compensation, or remuneration for his cooperation as provided herein.

13.Employee’s Protected Rights. Nothing in this Agreement, including Section 8 above, is intended to or shall interfere with Employee’s rights under applicable federal or state laws to: (a) file a good faith charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or any other federal, state, or local governmental agency or commission (“Government Agencies”); (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in good faith, including providing documents or other information, without notice to Employer; or (c) receive an award for information provided to any Government Agency. On the other hand, by signing this Agreement, Employee waives and releases any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against Employer or any resulting civil proceeding or lawsuit that may be commenced on his behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement.

14.Non-admission of Liability. This Agreement is to be entered into on a non-precedential basis and shall not be construed in any way as an admission by Employer of any liability whatsoever against Employee or any other persons. Employer specifically disclaims any liability to, or any acts of wrongdoing against Employee or any other persons.

15.Review and Revocation Period. By signing below, Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the Age Discrimination in Employment Act (“ADEA”). Employee further acknowledges that he has been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act (“OWBPA”), that (a) this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised to consult counsel of his choosing prior to executing this Agreement; (c) Employee has twenty-one (21) calendar days to consider this Agreement following his receipt of this Agreement (which occurred initially on January 27, 2022, and again on February 15, 2022, to include changes requested by Employee via his counsel), so until 11:59 pm on March 8, 2022, or the offer of severance and other benefits contained herein is automatically revoked (although Employee may choose to voluntarily execute this Agreement at any time before that date and by doing so thereby waives such period of consideration); (d) Employee has seven (7) days following the execution of this Agreement to revoke the Agreement by written notice to Employer by email delivery to Employer’s counsel Amy Robinson at amy.robinson@millernash.com; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Employee, provided that he does not revoke the Agreement by delivering notice of his intent to revoke acceptance by the same message specified in (d) above prior to the expiration of the revocation period (“Effective Date”). Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

16.No Representations. Employee acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by Employer or by any of Employer’s agents, representatives, or attorneys to induce the execution of this Agreement.

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17.Ownership of Claims. Employee represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein related in any way to Employer, its officers, employees, or agents. Employee further agrees to indemnify, defend, and hold harmless each and all of the Releasees against any and all claims based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of any claims or any portion thereof or interest therein.

18.Enforceability and Applicable Law. Employee and Employer agree this Agreement, the Pourhassan Employment Agreement, the NDA, and the Indemnification Agreement represent the entire agreement between them and supersede any and all prior agreements or understandings with regard to the matters covered herein and can only be modified in writing, signed by both parties. Its separate provisions are binding and enforceable. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

19.Knowing and Voluntary Waiver. Employee acknowledges that his acceptance of this Agreement, including the release of claims herein, is knowing and voluntary, and that he has signed this Agreement freely, without coercion or duress.

20.Counterparts and Electronic Signatures. This Agreement may be executed in counterparts and each shall be deemed an original, but all of which together shall constitute a single instrument. The parties agree further that the exchange of copies of this Agreement and of signature pages by facsimile or electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic means as described herein shall be deemed to be their original signatures for all purposes.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

EMPLOYEE:	EMPLOYER:

CytoDyn Inc.

/s/ Nader Pourhassan	/s/ Antonio Migliarese
Nader Pourhassan, Ph.D.	Antonio Migliarese
Date: 3/8/2022	Date: 3/8/2022

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